Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement and related Prospectuses (Forms S-3, No. 333-127707 and No. 333-107780, and Form S-4, No. 333-10771) of Commerce Bancorp, Inc. and in the Registration Statements (Forms S-8, No. 333-120715, No. 333-106941, No. 333-40386, No. 333-37764, No. 333-57497 and No. 333-26965) of Commerce Bancorp, Inc. pertaining to the Stock Option Plans and Employees Stock Purchase Plan of Commerce Bancorp, Inc. of our reports dated March 13, 2008, with respect to the consolidated financial statements of Commerce Bancorp, Inc. and the effectiveness of internal control over financial reporting of Commerce Bancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

March 13, 2008
Philadelphia, Pennsylvania